Exhibit 21.1

SUBSIDIARIES OF NATROL, INC.

Natrol Products, Inc. (Delaware Corporation)
Natrol Acquisition, Inc. (California Corporation)
Natrol Real Estate, Inc. (California Corporation)
Natrol Real Estate, Inc. II (California Corporation)
Prolab Nutrition, Inc. (Connecticut Corporation)
Annasa, Inc. (Delaware Corporation)
Tamsol, Inc. (Delaware Corporation)